Exhibit 3.01

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/25/2002
                                                          020409201 - 2926759

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

FIRST: That the Board of Directors of Amnis Systems Inc., a Delaware corporation, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Paragraph A of the Article thereof number "Fourth" so that, as amended, said Paragraph of said Article shall be and read as follows:

     A. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is four hundred twenty million (420,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock, each having a par value of $.0001. Twenty million (20,000,000) shares shall be Preferred Stock, each having a par value of $.0001.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a consent resolution of the stockholders of said corporation holding 66.5% of the shares of the corporation was signed in lieu of a special meeting of stockholders and all shares were voted in favour of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


June 21, 2002                        AMNIS SYSTEMS INC.

                                     By:         /s/ Lawrence L. Bartlett
                                           -------------------------------------
                                           (Authorized Officer)

                                     Name: Lawrence L. Bartlett, Vice President,
                                           -------------------------------------
                                           Secretary, Chief Financial Officer
                                           -------------------------------------
                                           and Director
                                           -------------------------------------
                                           (Type or Print)